EXHIBIT 23.1
CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements:
(1)	Registration Statement (Form S-3 No. 333-121724) of Human Genome Sciences, Inc.,

(2)	Registration Statement (Form S-3 No. 333-123472) of Human Genome Sciences, Inc.,

(3)	Registration Statement (Form S-3 No. 333-128874) of Human Genome Sciences, Inc.,

(4)	Registration Statement (Form S-3 No. 333-155769) of Human Genome Sciences, Inc.,

(5)	Registration Statement (Form S-8 No. 333-44798) of Human Genome Sciences, Inc. 2000 Stock Incentive Plan and Human Genome Sciences, Inc. Employee Stock Purchase Plan,

(6)	Registration Statement (Form S-8 No. 333-66670) of Human Genome Sciences, Inc. Amended and Restated 2000 Stock Incentive Plan,

(7)	Registration Statement (Form S-8 No. 333-89392) of Human Genome Sciences, Inc. Amended and Restated 2000 Stock Incentive Plan,

(8)	Registration Statement (Form S-8 No. 333-104219) of Human Genome Sciences, Inc. Amended and Restated 2000 Stock Incentive Plan,

(9)	Registration Statement (Form S-8 No. 333-142713) of Human Genome Sciences, Inc. Employee Stock Purchase Plan and Non-Employee Director Equity Compensation Plan,

(10)	Registration Statement (Form S-8 No. 333-156334) of Human Genome Sciences, Inc. Employee Stock Purchase Plan,

(11)	Registration Statement (Form S-8 No. 333-159003) of Human Genome Sciences, Inc. Amended and Restated Stock Incentive Plan
of our report dated February 26, 2009, (except for changes as described in Note T, as to which the date is July 22, 2009) with respect to the consolidated financial statements of Human Genome Sciences, Inc., included in this Current Report (Form 8-K) for the year ended December 31, 2008.

/s/ Ernst & Young LLP

Baltimore, Maryland
July 22, 2009